Exhibit 99.2
For Immediate News Release
October 28, 2019

AVALONBAY COMMUNITIES, INC. ANNOUNCES
THIRD QUARTER 2019 OPERATING RESULTS

(Arlington, VA) AvalonBay Communities, Inc. (NYSE: AVB) (the “Company”) reported today that Net Income Attributable to Common Stockholders for the three months ended September 30, 2019 was $279,677,000. This resulted in an increase in Earnings per Share – diluted (“EPS”) for the three months ended September 30, 2019 of 43.9% to $2.00 from $1.39 for the prior year period.

Funds from Operations attributable to common stockholders - diluted (“FFO”) per share for the three months ended September 30, 2019 decreased 0.4% to $2.25 from $2.26 for the prior year period. Core FFO per share (as defined in this release) for the three months ended September 30, 2019 increased 2.6% to $2.34 from $2.28 for the prior year period.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the three months ended September 30, 2019 to its results for the prior year period:

Q3 2019 Results Compared to Q3 2018
	Per Share (1)
	EPS	FFO	Core FFO
Q3 2018 per share reported results	$1.39	$2.26	$2.28
Established and Redevelopment Community NOI	0.06	0.06	0.06
Other Stabilized and Development Community NOI	0.08	0.08	0.08
Capital markets activity	(0.07)	(0.07)	(0.07)
Income tax expense	(0.08)	(0.08)	—
JV income, overhead and other	—	—	(0.01)
Gain on sale of real estate and depreciation expense	0.62	—	—
Q3 2019 per share reported results	$2.00	$2.25	$2.34

(1) For additional detail on reconciling items between EPS, FFO and Core FFO, see Attachment 13, table 5.

For the nine months ended September 30, 2019, EPS increased 4.0% to $4.43 from $4.26 for the prior year period, FFO per share increased 2.3% to $6.80 from $6.65 for the prior year period, and Core FFO per share increased 3.3% to $6.91 from $6.69 for the prior year period.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the nine months ended September 30, 2019 to its results for the prior year period:

YTD 2019 Results
Comparison to YTD 2018

	Per Share (1)
	EPS	FFO	Core FFO

YTD 2018 per share reported results	$4.26	$6.65	$6.69
Established and Redevelopment Community NOI	0.24	0.24	0.24
Other Stabilized and Development Community NOI	0.24	0.24	0.22
Capital markets activity	(0.18)	(0.20)	(0.20)
Income tax expense	(0.08)	(0.08)	—
JV income, overhead and other	(0.05)	(0.05)	(0.04)
YTD 2019 per share reported results	$4.43	$6.80	$6.91

(1) For additional detail on reconciling items between EPS, FFO and Core FFO, see Attachment 13, table 5.

Copyright © 2019 AvalonBay Communities, Inc. All Rights Reserved

Established Communities Operating Results for the Three Months Ended September 30, 2019 Compared to the Prior Year Period (a)

For Established Communities, total revenue increased $12,181,000, or 2.7%, to $461,233,000. Operating expenses for Established Communities increased $5,378,000, or 4.2%, to $134,208,000. NOI for Established Communities increased $6,803,000, or 2.1%, to $327,025,000. Rental revenue for Established Communities increased 2.7% as a result of an increase in Average Rental Rates of 2.9%, partially offset by a decrease in Economic Occupancy of 0.2%.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the three months ended September 30, 2019 compared to the three months ended September 30, 2018:

Q3 2019 Compared to Q3 2018
	Rental Revenue (1)(2)	Opex (2)(3)	NOI	% of NOI (4)
New England	3.0%	4.0%	2.5%	14.5%
Metro NY/NJ	2.2%	6.3%	0.5%	22.6%
Mid-Atlantic	3.1%	3.6%	2.8%	16.0%
Pacific NW	3.0%	(1.7)%	5.1%	6.0%
No. California	2.9%	4.5%	2.5%	20.6%
So. California	2.4%	4.0%	1.9%	20.3%
Total	2.7%	4.2%	2.1%	100.0%

(1) See Attachment 4, Quarterly Rental Revenue and Occupancy Changes, for additional detail.
(2) 2018 results have been adjusted to reflect uncollectible lease revenue as an adjustment to revenue. See Attachment 13, table 1.
(3) See Attachment 7, Operating Expenses ("Opex"), for discussion of variances.
(4) Represents % of total NOI for Q3 2019 in the presented regions, including amounts related to communities that have been sold or that are classified as held for sale.

Established Communities Operating Results for the Nine Months Ended September 30, 2019 Compared to the Prior Year Period (a)

For Established Communities, total revenue increased $41,702,000, or 3.1%, to $1,369,526,000. Operating expenses for Established Communities increased $10,713,000, or 2.8%, to $390,884,000. NOI for Established Communities increased $30,989,000, or 3.3%, to $978,642,000. Rental revenue for Established Communities increased 3.1% as a result of an increase in Average Rental Rates of 3.2%, partially offset by a decrease in Economic Occupancy of 0.1%.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the nine months ended September 30, 2019 compared to the nine months ended September 30, 2018:

YTD 2019 Compared to YTD 2018
	Rental Revenue (1)(2)	Opex (2)(3)	NOI	% of NOI (4)
New England	3.0%	2.0%	3.6%	14.3%
Metro NY/NJ	2.8%	3.1%	2.8%	22.5%
Mid-Atlantic	3.0%	2.6%	3.2%	16.0%
Pacific NW	4.2%	(2.3)%	7.1%	5.8%
No. California	3.2%	3.2%	3.2%	20.8%
So. California	3.1%	4.4%	2.6%	20.6%
Total	3.1%	2.8%	3.3%	100.0%

(1) See Attachment 6, YTD Rental Revenue and Occupancy Changes, for additional detail.
(2) 2018 results have been adjusted to reflect uncollectible lease revenue as an adjustment to revenue. See Attachment 13, table 1.
(3) See Attachment 7, Operating Expenses ("Opex"), for discussion of variances.
(4) Represents % of total NOI for YTD 2019 in the presented regions, including amounts related to communities that have been sold or that are classified as held for sale.

Development Activity

During the three months ended September 30, 2019, the Company completed the development of AVA Esterra Park, located in Redmond, WA. AVA Esterra Park contains 323 apartment homes and was constructed for a Total Capital Cost of $91,000,000.

During the nine months ended September 30, 2019, the Company completed the development of four communities containing an aggregate of 1,123 apartment homes for an aggregate Total Capital Cost of $334,000,000.

At September 30, 2019 (excluding The Park Loggia, discussed below), the Company had 20 Development Communities under construction that in the aggregate are expected to contain 6,700 apartment homes and 94,000 square feet of retail space. Estimated Total Capital Cost at completion for these Development Communities is $2,500,000,000.

(a) Historically, the Company presented charges related to uncollectible lease revenue in operating expenses. With the Company’s adoption of ASU 2016-02, Leases, the Company is presenting such charges as an adjustment to revenue in its consolidated GAAP financial statements on a prospective basis, beginning January 1, 2019. However, for reported segment financial information, including for Established Communities, the Company has also included such charges as an adjustment to revenue for all prior year periods presented in order to provide comparability. Refer to Attachment 13, table 1, for additional detail and a reconciliation.
Copyright © 2019 AvalonBay Communities, Inc. All Rights Reserved

The Park Loggia (previously referred to as 15 West 61st Street), located in New York, NY, is a mixed-used development with a projected Total Capital Cost of $626,000,000 that will contain 172 for-sale residential condominiums and 67,000 square feet of retail space upon completion. The Company intends to proceed with the sale of the residential condominiums and expects to commence settlement of condominium sales in the first quarter of 2020 after individual tax lots have been established for each condominium.

With the change in timing to 2020 for the first sales of condominiums at The Park Loggia and the disposition of certain wholly-owned operating communities, the Company is updating its projected EPS range for full year 2019 to $5.58 to $5.78, from the range provided in its July 2019 financial outlook of $5.78 to $5.98.

The projected Total Capital Cost of Development Rights at September 30, 2019 increased to $4.2 billion from $3.8 billion at June 30, 2019.

Acquisition Activity

During the three months ended September 30, 2019, the Company acquired the following two communities:

•	Portico at Silver Spring Metro, located in Silver Spring, MD, containing 151 apartment homes, for a purchase price of $43,450,000; and

•	Avalon Bonterra, located in Hialeah, FL, containing 314 apartment homes, for a purchase price of $90,000,000.

During the nine months ended September 30, 2019, the Company acquired four communities containing an aggregate of 935 apartment homes for an aggregate purchase price of $285,200,000.

Disposition Activity

Consolidated Apartment Communities

During the three months ended September 30, 2019, the Company sold four wholly-owned operating communities:

•	AVA Stamford, located in Stamford, CT;

•	Archstone Lexington, located in Flower Mound, TX;

•	Memorial Heights Villages, located in Houston, TX; and

•	Avalon Orchards, located in Marlborough, MA.

In the aggregate, the four communities contain 1,002 apartment homes and were sold for $259,600,000, resulting in a gain in accordance with GAAP of $130,399,000 and an Economic Gain of $59,157,000. The sales of Archstone Lexington and Memorial Heights Villages complete the Company's exit from the Texas market.

During the nine months ended September 30, 2019, the Company sold six wholly-owned operating communities containing an aggregate of 1,660 apartment homes. These assets were sold for $427,600,000 and a weighted average Initial Year Market Cap Rate of 4.6%, resulting in a gain in accordance with GAAP of $167,385,000 and an Economic Gain of $72,152,000.

Liquidity and Capital Markets

At September 30, 2019, the Company did not have any borrowings outstanding under its $1,750,000,000 unsecured credit facility and had $334,754,000 in unrestricted cash and cash in escrow.

During the three months ended September 30, 2019, the Company entered into a forward contract under its current continuous equity program to sell 947,868 shares of common stock for approximate proceeds of $198,000,000, net of offering fees and discounts (the "Forward"). The forward price was established based on the stock price during intraday trading on September 25, 2019, the contract execution date. The final sales price and proceeds received by the Company will be determined on the date or dates of settlement, with adjustments during the term of the contract for the Company’s dividends as well as for a daily interest factor that varies with changes in the Overnight Bank Funding Rate. Settlement of the forward contract will occur on one or more dates not later than September 25, 2020.

During the nine months ended September 30, 2019, the Company had the following debt activity:

•
The Company issued $450,000,000 principal amount of unsecured notes in a public offering under its existing shelf registration statement for net proceeds of $446,877,000. The notes mature in June 2029 and were issued with a 3.30% coupon. The effective interest rate of the notes is 3.66%, including the impact of an interest rate hedge and offering costs.

Copyright © 2019 AvalonBay Communities, Inc. All Rights Reserved

•
The Company reduced its outstanding secured indebtedness by $123,502,000. The Company repaid $153,752,000 principal amount of mortgage notes secured by six operating communities, at par, of which $140,389,000 was variable rate and $13,363,000 had a 2.99% fixed rate. The Company utilized $47,174,000 of restricted cash held in principal reserve funds as partial repayment of this indebtedness. These repayments were partially offset by a 3.26% fixed rate $30,250,000 secured mortgage that matures in August 2029, which was entered into in conjunction with the acquisition of a community.

In addition, during the nine months ended September 30, 2019, the Company sold 994,634 shares of common stock for net proceeds of $196,700,000. These sales were completed under both the Company's previous and current continuous equity programs.

The Company’s annualized Net Debt-to-Core EBITDAre (as defined in this release) for the third quarter of 2019 was 4.7 times.

Fourth Quarter Conference Schedule

The Company is scheduled to participate in NAREIT's REITworld Conference in Los Angeles, CA, from November 12 - 14, 2019. During this conference, management may discuss the Company's current operating environment; operating trends; development, redevelopment, disposition and acquisition activity; portfolio strategy and other business and financial matters affecting the Company. Details on how to access related materials will be available on the Company's website at http:// www.avalonbay.com/events one business day in advance of the conference.

Other Matters

The Company will hold a conference call on October 29, 2019 at 11:00 AM ET to review and answer questions about this release, its third quarter 2019 results, the Attachments (described below) and related matters. To participate on the call, dial 800-458-4121 and use conference id: 1125707.

To hear a replay of the call, which will be available from October 29, 2019 at 4:00 PM ET to November 5, 2019 at 4:00 PM ET, dial 888-203-1112 and use conference id: 1125707. A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least seven days following the call.

The Company produces Earnings Release Attachments (the "Attachments") that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company's website at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please submit a request through http://www.avalonbay.com/email.

In addition to the Attachments, the Company is providing a teleconference presentation that will be available on the Company's website at http://www.avalonbay.com/earnings subsequent to this release and before the market opens on October 29, 2019.

About AvalonBay Communities, Inc.

As of September 30, 2019, the Company owned or held a direct or indirect ownership interest in 292 apartment communities containing 85,647 apartment homes in 11 states and the District of Columbia, of which 20 communities were under development and five communities were under redevelopment. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in leading metropolitan areas primarily in New England, the New York/New Jersey Metro area, the Mid-Atlantic, the Pacific Northwest, and the Northern and Southern California regions of the United States. More information may be found on the Company’s website at http://www.avalonbay.com. For additional information, please contact Jason Reilley, Vice President of Investor Relations, at 703-317-4681.

Forward-Looking Statements

This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, which you can identify by the Company’s use of words such as “expects,” “plans,” “estimates,” “anticipates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters, are based on the Company’s expectations, forecasts and assumptions at the time of this release, which may not be realized and involve risks and uncertainties that cannot be predicted accurately or that might not be anticipated. These could cause actual results to differ materially from those expressed or implied by the forward-looking statements. Risks and uncertainties that might cause such differences

Copyright © 2019 AvalonBay Communities, Inc. All Rights Reserved

include the following, among others: we may abandon development or redevelopment opportunities for which we have already incurred costs; adverse capital and credit market conditions may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, landlord-tenant laws and other economic or regulatory conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; delays in completing development, redevelopment and/or lease-up may result in increased financing and construction costs and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; expenses may result in communities that we develop or redevelop failing to achieve expected profitability; our assumptions concerning risks relating to our lack of control of joint ventures and our abilities to successfully dispose of certain assets may not be realized; our assumptions and expectations in our financial outlook may prove to be too optimistic; the timing and net proceeds of condominium sales may not equal our current expectations; and the expected proceeds from settlement of the Forward are subject to adjustment for changes in the Overnight Bank Funding Rate and the amount of dividends we pay on our common stock, and our receipt of settlement proceeds assumes that we will settle the Forward by physical delivery. Additional discussions of risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 under the heading “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q.

The Company does not undertake a duty to update forward-looking statements, including its expected 2019 operating results and other financial data forecasts contained in this release. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Definitions and Reconciliations

Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined, reconciled and further explained on Attachment 13, Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms. Attachment 13 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings.

Copyright © 2019 AvalonBay Communities, Inc. All Rights Reserved

Avalon Dogpatch
San Francisco, CA

AVA North Point
Cambridge, MA

eaves South Coast
Costa Mesa, CA

THIRD QUARTER 2019

Supplemental Operating and Financial Data

AvalonBay offers three distinct brands – **Avalon**, **AVA** and **eaves by Avalon** - each targeted to different customer segments with unique needs and preferences. This brand portfolio helps us reach new customers and better serve our existing residents.

AvalonBay
COMMUNITIES

 THIRD QUARTER 2019

Supplemental Operating and Financial Data

Table of Contents

Company Profile
Condensed Consolidated Operating Information...........................................................................................................	Attachment 1
Condensed Consolidated Balance Sheets....................................................................................................................	Attachment 2
Sequential Operating Information by Business Segment..............................................................................................	Attachment 3

Market Profile - Established Communities
Quarterly Rental Revenue and Occupancy Changes....................................................................................................	Attachment 4
Sequential Quarterly Rental Revenue and Occupancy Changes..................................................................................	Attachment 5
Year to Date Rental Revenue and Occupancy Changes...............................................................................................	Attachment 6
Operating Expenses ("Opex")........................................................................................................................................	Attachment 7

Development, Joint Venture and Debt Profile
Expensed Community Maintenance Costs and Capitalized Community Expenditures.................................................	Attachment 8
Development Communities............................................................................................................................................	Attachment 9
Future Development......................................................................................................................................................	Attachment 10
Unconsolidated Real Estate Investments......................................................................................................................	Attachment 11
Debt Structure and Select Debt Metrics.........................................................................................................................	Attachment 12

Definitions and Reconciliations
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms...................................................	Attachment 13

The following is a "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The projections and estimates contained in the following attachments, including but not limited to Attachments 9, 10 and 13, contain forward-looking statements that involve risks and uncertainties, and actual results may differ materially from those projected in such statements. Risks associated with the Company's development, redevelopment, construction, and lease-up activities which could impact the forward-looking statements are discussed in the paragraph titled "Forward-Looking Statements" in the release that accompanies these attachments. Among other risks, development opportunities may be abandoned; Total Capital Cost of a community may exceed original estimates, possibly making the community uneconomical and/or affecting projected returns; construction and lease-up may not be completed on schedule, resulting in increased debt service and construction costs; and other risks described in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and the Company's Quarterly Reports on Form 10-Q for subsequent quarters, could cause actual results to differ materially from such projections and estimates.

Attachment 1
AvalonBay Communities, Inc.
Condensed Consolidated Operating Information
September 30, 2019
(Dollars in thousands except per share data)
(unaudited)

	Q3	Q3		YTD	YTD
	2019	2018	% Change	2019	2018	% Change
Revenue:
Rental and other income (1)	$586,382	$575,070	2.0%	$1,727,576	$1,703,263	1.4%
Management, development and other fees	1,231	912	35.0%	3,484	2,752	26.6%
Total	587,613	575,982	2.0%	1,731,060	1,706,015	1.5%
Operating expenses:
Direct property operating expenses, excluding property taxes (1)	112,003	111,573	0.4%	323,368	333,174	(2.9)%
Property taxes	64,374	61,230	5.1%	187,890	181,120	3.7%
Property management and other indirect operating expenses	21,442	20,664	3.8%	66,457	61,158	8.7%
Total operating expenses	197,819	193,467	2.2%	577,715	575,452	0.4%

Interest expense, net	(51,493)	(54,097)	(4.8)%	(149,395)	(165,795)	(9.9)%
Loss on extinguishment of debt, net	(93)	(1,678)	(94.5)%	(602)	(2,717)	(77.8)%
General and administrative expense (2)	(12,769)	(14,744)	(13.4)%	(45,440)	(44,384)	2.4%
Joint venture income (3)	1,643	10,031	(83.6)%	780	12,560	(93.8)%
Expensed transaction, development and other pursuit costs, net of recoveries	(175)	(523)	(66.5)%	(2,562)	(2,212)	15.8%
Depreciation expense	(165,463)	(156,538)	5.7%	(490,213)	(472,282)	3.8%
Income tax expense (4)	(11,184)	(29)	N/A	(11,178)	(87)	N/A
Casualty and impairment gain, net (4)	—	554	(100.0)%	—	612	(100.0)%
Gain on sale of communities	130,484	27,243	379.0%	165,849	132,444	25.2%
Gain on other real estate transactions	73	12	508.3%	374	335	11.6%
For-sale condominium marketing and administrative costs (4)	(1,108)	(339)	226.8%	(2,526)	(497)	408.2%
Net income	279,709	192,407	45.4%	618,432	588,540	5.1%

Net (income) loss attributable to noncontrolling interests	(32)	79	N/A	(108)	251	N/A
Net income attributable to common stockholders	$279,677	$192,486	45.3%	$618,324	$588,791	5.0%

Net income attributable to common stockholders per common share - basic	$2.00	$1.39	43.9%	$4.44	$4.26	4.2%
Net income attributable to common stockholders per common share - diluted	$2.00	$1.39	43.9%	$4.43	$4.26	4.0%

FFO (4)	$314,877	$312,822	0.7%	$947,758	$918,720	3.2%
Per common share - diluted	$2.25	$2.26	(0.4)%	$6.80	$6.65	2.3%

Core FFO (4)	$326,903	$315,194	3.7%	$963,301	$924,765	4.2%
Per common share - diluted	$2.34	$2.28	2.6%	$6.91	$6.69	3.3%

Dividends declared - common	$212,526	$203,334	4.5%	$637,241	$609,972	4.5%
Per common share	$1.52	$1.47	3.4%	$4.56	$4.41	3.4%

Average shares and participating securities outstanding - basic	139,691,534	138,247,503	1.0%	139,304,905	138,222,333	0.8%
Average shares outstanding - diluted	139,852,674	138,323,064	1.1%	139,438,064	138,230,724	0.9%
Total outstanding common shares and operating partnership units	139,667,799	138,229,668	1.0%	139,667,799	138,229,668	1.0%

(1)
Historically, the Company presented charges related to uncollectible lease revenue in operating expenses. With the Company’s adoption of ASU 2016-02, Leases, the Company is presenting such charges as an adjustment to revenue in its consolidated GAAP financial statements on a prospective basis, beginning January 1, 2019.

(2)	Amounts include legal settlement proceeds as detailed in Attachment 13 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms, table 5.

(3)	Joint venture income includes amounts related to disposition activity as well as amounts earned for the Company's promoted interest.

(4)	For additional detail, see Attachment 13 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms, table 5.

Attachment 2

AvalonBay Communities, Inc.
Condensed Consolidated Balance Sheets
September 30, 2019
(Dollars in thousands)
(unaudited)

	September 30,	December 31,
	2019	2018

Real estate	$21,237,254	$20,424,325
Less accumulated depreciation	(5,003,393)	(4,601,447)

Net operating real estate	16,233,861	15,822,878
Construction in progress, including land	1,411,823	1,768,132
Land held for development	20,095	84,712
For-sale condominium inventory (1)	453,686	—
Real estate assets held for sale, net	—	55,208

Total real estate, net	18,119,465	17,730,930

Cash and cash equivalents	246,425	91,659
Cash in escrow	88,329	126,205
Resident security deposits	34,172	31,816
Investments in unconsolidated real estate entities	207,204	217,432
Other assets	364,872	182,158

Total assets	$19,060,467	$18,380,200

Unsecured notes, net	$6,356,890	$5,905,993
Unsecured credit facility	—	—
Notes payable, net	1,004,389	1,134,270
Resident security deposits	61,961	58,415
Other liabilities	818,799	645,672
Total liabilities	8,242,039	7,744,350

Redeemable noncontrolling interests	3,355	3,244
Equity	10,815,073	10,632,606

Total liabilities and equity	$19,060,467	$18,380,200

(1) Includes the aggregate carrying value of the for-sale residential condominiums of The Park Loggia development, consisting of both completed units and units that are under construction.

Attachment 3
AvalonBay Communities, Inc.
Sequential Operating Information by Business Segment (1)
September 30, 2019
(Dollars in thousands, except per home data)
(unaudited)

	Total	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	Apartment	September	June	March	December
	Homes	30, 2019	30, 2019	31, 2019	31, 2018
RENTAL REVENUE (2)(3)
Established	59,744	$460,849	$456,348	$450,873	$450,349
Other Stabilized (4)	10,172	75,969	72,816	69,689	67,026
Redevelopment	4,249	33,462	32,642	31,808	31,939
Development	7,823	12,977	7,418	3,767	2,277
Total Consolidated Communities	81,988	$583,257	$569,224	$556,137	$551,591

OPERATING EXPENSE (3)
Established		$134,208	$130,688	$125,990	$124,523
Other Stabilized (4)		25,525	23,631	22,355	21,612
Redevelopment		10,361	10,055	9,770	9,738
Development		5,191	3,920	2,327	1,165
Total Consolidated Communities		$175,285	$168,294	$160,442	$157,038

NOI (5)
Established		$327,025	$326,267	$325,350	$326,158
Other Stabilized (4)		51,187	49,540	47,843	45,494
Redevelopment		23,106	22,587	22,040	22,202
Development		7,791	3,501	1,443	1,113
Total Consolidated Communities		$409,109	$401,895	$396,676	$394,967

AVERAGE REVENUE PER OCCUPIED HOME (6)
Established		$2,680	$2,649	$2,621	$2,616
Other Stabilized (4)		$2,648	$2,653	$2,613	$2,610
Redevelopment		$2,767	$2,697	$2,661	$2,655

ECONOMIC OCCUPANCY (6)
Established		95.9%	96.1%	96.0%	96.1%
Other Stabilized (4)		95.4%	94.6%	94.4%	94.4%
Redevelopment		94.9%	94.9%	93.8%	94.4%

ESTABLISHED COMMUNITIES TURNOVER (7)
Current year period / Prior year period		65.3% / 67.5%	56.5% / 58.1%	41.5% / 44.1%	42.3% / 45.3%
Current year period YTD / Prior year period YTD		54.5% / 56.6%			53.0% / 53.1%

(1)	Includes consolidated communities and excludes amounts related to communities that have been sold or that are classified as held for sale.
(2)	Rental revenue excludes non-qualified REIT income and business interruption insurance proceeds.
(3)
Q4 2018 results have been adjusted to reflect uncollectible lease revenue as a reduction of revenue for comparable presentation to the Q1, Q2 and Q3 2019 results. See Attachment 13, table 2, for additional detail and reconciliations.

(4)
Results for these communities for quarters prior to January 1, 2019 may reflect community operations prior to stabilization, including periods of lease-up, such that occupancy levels are below what would be considered stabilized.

(5)	See Attachment 13 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.
(6)	For per home rent projections and Economic Occupancy for Development Communities currently under construction and/or completed in Q3 2019, see Attachment 9 - Development Communities.
(7)	Turnover represents the annualized number of units turned over during the period, divided by the total number of apartment homes for Established Communities for the respective reporting period.

ESTABLISHED COMMUNITIES LIKE-TERM EFFECTIVE RENT CHANGE (5)

	Q3 2019	Q3 2018
New England	4.6%	4.1%
Metro NY/NJ	2.8%	3.4%
Mid-Atlantic	3.8%	2.4%
Pacific NW	4.1%	4.0%
No. California	2.9%	4.1%
So. California	2.4%	3.7%
Total	3.2%	3.6%

Attachment 4
AvalonBay Communities, Inc.
Quarterly Rental Revenue and Occupancy Changes - Established Communities (1)
September 30, 2019
(unaudited)

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000s)
												% Change incl. Redev (3)
		Q3 19	Q3 18	% Change	Q3 19	Q3 18	% Change	Q3 19	Q3 18	% Change
New England
Boston, MA	7,045	$2,729	$2,630	3.8%	96.0%	96.3%	(0.3)%	$55,370	$53,521	3.5%		4.1%
Fairfield, CT	1,371	2,359	2,338	0.9%	95.7%	96.5%	(0.8)%	9,282	9,276	0.1%		(0.4)%
New England	8,416	2,669	2,582	3.4%	95.9%	96.3%	(0.4)%	64,652	62,797	3.0%		3.4%

Metro NY/NJ
New York City, NY	3,058	3,803	3,696	2.9%	96.5%	96.6%	(0.1)%	33,682	32,763	2.8%		2.0%
New York - Suburban	3,533	3,271	3,184	2.7%	95.7%	96.3%	(0.6)%	33,178	32,503	2.1%		2.2%
New Jersey	4,872	2,608	2,562	1.8%	95.9%	96.1%	(0.2)%	36,554	35,971	1.6%		2.0%
Metro NY/NJ	11,463	3,131	3,056	2.5%	96.0%	96.3%	(0.3)%	103,414	101,237	2.2%		2.1%

Mid-Atlantic
Washington Metro/Baltimore, MD	11,232	2,278	2,210	3.1%	96.2%	96.2%	0.0%	73,845	71,653	3.1%		3.3%
Mid-Atlantic	11,232	2,278	2,210	3.1%	96.2%	96.2%	0.0%	73,845	71,653	3.1%		3.3%

Pacific Northwest
Seattle, WA	4,116	2,406	2,333	3.1%	95.9%	96.0%	(0.1)%	28,481	27,645	3.0%		3.0%
Pacific Northwest	4,116	2,406	2,333	3.1%	95.9%	96.0%	(0.1)%	28,481	27,645	3.0%		3.0%

Northern California
San Jose, CA	3,535	3,192	3,067	4.1%	96.2%	96.2%	0.0%	32,573	31,290	4.1%		4.0%
Oakland-East Bay, CA	2,944	2,605	2,567	1.5%	95.8%	95.9%	(0.1)%	22,045	21,745	1.4%		2.0%
San Francisco, CA	3,349	3,549	3,449	2.9%	95.9%	96.0%	(0.1)%	34,210	33,270	2.8%		2.8%
Northern California	9,828	3,138	3,049	2.9%	96.0%	96.0%	0.0%	88,828	86,305	2.9%		3.0%

Southern California
Los Angeles, CA	9,802	2,509	2,436	3.0%	95.5%	95.7%	(0.2)%	70,461	68,575	2.8%		3.5%
Orange County, CA	2,821	2,234	2,184	2.3%	95.3%	95.2%	0.1%	18,023	17,601	2.4%		2.2%
San Diego, CA	2,066	2,208	2,174	1.6%	96.0%	96.7%	(0.7)%	13,145	13,029	0.9%		0.9%
Southern California	14,689	2,414	2,351	2.7%	95.5%	95.8%	(0.3)%	101,629	99,205	2.4%		3.0%

Total Established	59,744	$2,680	$2,605	2.9%	95.9%	96.1%	(0.2)%	$460,849	$448,842	2.7%	(4)	2.9%

(1)
Established Communities are communities with Stabilized Operations as of January 1, 2018 such that a comparison of Q3 2018 to Q3 2019 is meaningful. Q3 2018 operating results for Established Communities have been adjusted to reflect uncollectible lease revenue as a reduction of revenue for comparable presentation to Q3 2019 operating results. See Attachment 13, table 1, for additional detail and a reconciliation.

(2)	Reflects the effect of concessions amortized over the average lease term.

(3)
Represents the change in rental revenue if the Company were to include planned, current and previously completed Redevelopment Communities, excluding those with operations impacted by a casualty loss, as part of its Established Communities portfolio.

(4)
With concessions reflected on a cash basis, rental revenue from Established Communities increased 2.5% from Q3 2018 to Q3 2019. See Attachment 13, table 10, for additional detail and a reconciliation. With uncollectible lease revenue included as a component of operating expenses instead of as an adjustment to revenue, rental revenue from Established Communities would have remained consistent with an increase of 2.7%. See Attachment 13, table 1, for additional detail and a reconciliation.

Attachment 5
AvalonBay Communities, Inc.
Sequential Quarterly Rental Revenue and Occupancy Changes - Established Communities (1)
September 30, 2019
 (unaudited)

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000s)
												% Change incl. Redev (3)
		Q3 19	Q2 19	% Change	Q3 19	Q2 19	% Change	Q3 19	Q2 19	% Change
New England
Boston, MA	7,045	$2,729	$2,669	2.2%	96.0%	95.4%	0.6%	$55,370	$53,846	2.8%		3.2%
Fairfield, CT	1,371	2,359	2,320	1.7%	95.7%	96.5%	(0.8)%	9,282	9,207	0.8%		0.1%
New England	8,416	2,669	2,613	2.1%	95.9%	95.6%	0.3%	64,652	63,053	2.5%		2.7%

Metro NY/NJ
New York City, NY	3,058	3,803	3,770	0.9%	96.5%	96.3%	0.2%	33,682	33,306	1.1%		1.2%
New York - Suburban	3,533	3,271	3,245	0.8%	95.7%	96.1%	(0.4)%	33,178	33,060	0.4%		0.7%
New Jersey	4,872	2,608	2,578	1.2%	95.9%	96.6%	(0.7)%	36,554	36,404	0.4%		0.5%
Metro NY/NJ	11,463	3,131	3,101	1.0%	96.0%	96.4%	(0.4)%	103,414	102,770	0.6%		0.8%

Mid-Atlantic
Washington Metro/Baltimore, MD	11,232	2,278	2,249	1.3%	96.2%	96.4%	(0.2)%	73,845	73,038	1.1%		1.3%
Mid-Atlantic	11,232	2,278	2,249	1.3%	96.2%	96.4%	(0.2)%	73,845	73,038	1.1%		1.3%

Pacific Northwest
Seattle, WA	4,116	2,406	2,361	1.9%	95.9%	96.4%	(0.5)%	28,481	28,110	1.3%		1.3%
Pacific Northwest	4,116	2,406	2,361	1.9%	95.9%	96.4%	(0.5)%	28,481	28,110	1.3%		1.3%

Northern California
San Jose, CA	3,535	3,192	3,149	1.4%	96.2%	96.5%	(0.3)%	32,573	32,217	1.1%		1.0%
Oakland-East Bay, CA	2,944	2,605	2,582	0.9%	95.8%	96.2%	(0.4)%	22,045	21,945	0.5%		0.6%
San Francisco, CA	3,349	3,549	3,536	0.4%	95.9%	95.9%	0.0%	34,210	34,059	0.4%		0.4%
Northern California	9,828	3,138	3,111	0.9%	96.0%	96.2%	(0.2)%	88,828	88,221	0.7%		0.7%

Southern California
Los Angeles, CA	9,802	2,509	2,491	0.7%	95.5%	95.8%	(0.3)%	70,461	70,159	0.4%		0.3%
Orange County, CA	2,821	2,234	2,210	1.1%	95.3%	96.3%	(1.0)%	18,023	18,009	0.1%		1.2%
San Diego, CA	2,066	2,208	2,191	0.8%	96.0%	95.7%	0.3%	13,145	12,988	1.2%		1.2%
Southern California	14,689	2,414	2,395	0.8%	95.5%	95.9%	(0.4)%	101,629	101,156	0.5%		0.5%

Total Established	59,744	$2,680	$2,649	1.2%	95.9%	96.1%	(0.2)%	$460,849	$456,348	1.0%	(4)	1.1%

(1)	Established Communities are communities with Stabilized Operations as of January 1, 2018.

(2)	Reflects the effect of concessions amortized over the average lease term.

(3)
Represents the change in rental revenue if the Company were to include planned, current and previously completed Redevelopment Communities, excluding those with operations impacted by a casualty loss, as part of its Established Communities portfolio.

(4)
With uncollectible lease revenue included as a component of operating expenses instead of as an adjustment to revenue, rental revenue from Established Communities would have increased 0.9%. See Attachment 13, table 1, for additional detail and a reconciliation.

Attachment 6
AvalonBay Communities, Inc.
Year to Date Rental Revenue and Occupancy Changes - Established Communities (1)
September 30, 2019

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000s)
		Year to Date 2019	Year to Date 2018	% Change	Year to Date 2019	Year to Date 2018	% Change	Year to Date 2019	Year to Date 2018	% Change		% Change incl. Redev (3)
New England
Boston, MA	7,045	$2,683	$2,588	3.7%	95.5%	95.8%	(0.3)%	$162,498	$157,208	3.4%		3.7%
Fairfield, CT	1,371	2,331	2,300	1.3%	96.3%	96.7%	(0.4)%	27,690	27,448	0.9%		0.9%
New England	8,416	2,625	2,541	3.3%	95.6%	95.9%	(0.3)%	190,188	184,656	3.0%		3.3%

Metro NY/NJ
New York City, NY	3,058	3,773	3,657	3.2%	96.1%	96.0%	0.1%	99,784	96,582	3.3%		2.7%
New York - Suburban	3,533	3,240	3,125	3.7%	95.7%	96.3%	(0.6)%	98,606	95,684	3.1%		3.2%
New Jersey	4,872	2,574	2,527	1.9%	96.5%	96.3%	0.2%	108,858	106,641	2.1%		2.4%
Metro NY/NJ	11,463	3,099	3,013	2.9%	96.1%	96.2%	(0.1)%	307,248	298,907	2.8%		2.8%

Mid-Atlantic
Washington Metro/Baltimore, MD	11,232	2,248	2,191	2.6%	96.3%	95.9%	0.4%	218,834	212,391	3.0%		3.0%
Mid-Atlantic	11,232	2,248	2,191	2.6%	96.3%	95.9%	0.4%	218,834	212,391	3.0%		3.0%

Pacific Northwest
Seattle, WA	4,116	2,365	2,267	4.3%	96.2%	96.3%	(0.1)%	84,287	80,900	4.2%		3.9%
Pacific Northwest	4,116	2,365	2,267	4.3%	96.2%	96.3%	(0.1)%	84,287	80,900	4.2%		3.9%

Northern California
San Jose, CA	3,535	3,146	3,007	4.6%	96.4%	96.8%	(0.4)%	96,505	92,573	4.2%		4.4%
Oakland-East Bay, CA	2,944	2,586	2,546	1.6%	96.1%	96.3%	(0.2)%	65,860	64,961	1.4%		2.0%
San Francisco, CA	3,349	3,526	3,395	3.9%	95.9%	96.4%	(0.5)%	101,953	98,626	3.4%		3.4%
Northern California	9,828	3,108	3,002	3.5%	96.2%	96.5%	(0.3)%	264,318	256,160	3.2%		3.3%

Southern California
Los Angeles, CA	9,802	2,490	2,401	3.7%	95.7%	96.1%	(0.4)%	210,261	203,451	3.3%		4.0%
Orange County, CA	2,821	2,212	2,159	2.5%	96.1%	95.7%	0.4%	53,959	52,425	2.9%		1.8%
San Diego, CA	2,066	2,192	2,138	2.5%	95.6%	96.3%	(0.7)%	38,975	38,282	1.8%		1.8%
Southern California	14,689	2,395	2,318	3.3%	95.8%	96.0%	(0.2)%	303,195	294,158	3.1%		3.3%

Total Established	59,744	$2,650	$2,567	3.2%	96.0%	96.1%	(0.1)%	$1,368,070	$1,327,172	3.1%	(4)	3.2%

(1)
Established Communities are communities with Stabilized Operations as of January 1, 2018 such that a comparison of year to date 2018 to year to date 2019 is meaningful. Year to date 2018 operating results for Established Communities have been adjusted to reflect uncollectible lease revenue as a reduction of revenue for comparable presentation to year to date 2019 operating results. See Attachment 13, table 1, for additional detail and a reconciliation.

(2)	Reflects the effect of concessions amortized over the average lease term.

(3)
Represents the change in rental revenue if the Company were to include planned, current and previously completed Redevelopment Communities, excluding those with operations impacted by a casualty loss, as part of its Established Communities portfolio.

(4)
With concessions reflected on a cash basis, rental revenue from Established Communities increased 2.9% between years. See Attachment 13, table 10, for additional detail and a reconciliation. With uncollectible lease revenue included as a component of operating expenses instead of as an adjustment to revenue, rental revenue from Established Communities would have increased 2.9%. See Attachment 13, table 1, for additional detail and a reconciliation.

Attachment 7
AvalonBay Communities, Inc.
Operating Expenses ("Opex") - Established Communities (1)
September 30, 2019
(Dollars in thousands)
(unaudited)

	Q3 2019	Q3 2018	% Change	Q3 2019 % of Total Opex	Year to Date 2019	Year to Date 2018	% Change	Year to Date 2019 % of Total Opex

Property taxes (2)	$49,076	$47,498	3.3%	36.6%	$143,426	$140,348	2.2%	36.7%
Payroll (3)	29,823	28,571	4.4%	22.2%	89,994	87,638	2.7%	23.0%
Repairs & maintenance (4)	23,797	22,388	6.3%	17.7%	66,402	62,324	6.5%	17.0%
Utilities (5)	12,120	12,581	(3.7)%	9.0%	35,495	36,236	(2.0)%	9.1%
Office operations	10,138	10,073	0.6%	7.6%	30,398	30,486	(0.3)%	7.8%
Insurance (6)	5,432	4,807	13.0%	4.0%	16,100	14,498	11.0%	4.1%
Marketing (7)	3,822	2,912	31.3%	2.9%	9,069	8,641	5.0%	2.3%
Total Established Communities Operating Expenses	$134,208	$128,830	4.2%	100.0%	$390,884	$380,171	2.8%	100.0%

(1)
Operating expenses for Established Communities exclude indirect costs for off-site corporate-level property management related expenses and other support-related expenses. For comparability purposes, Q3 and YTD 2018 results have been adjusted to present uncollectible lease revenue as a reduction of revenue. Had uncollectible lease revenue been presented as a component of office operations, total Established Communities operating expenses would have increased 4.1% and 2.4% during the three and nine months ended September 30, 2019, respectively, as compared to the prior year periods. See Attachment 13, table 1, for additional detail and a reconciliation.

(2)
Property taxes increased for the three and nine months ended September 30, 2019 over the prior year periods primarily due to increased assessments in the Company's East Coast and Southern California markets, partially offset by decreased tax rates in the Pacific Northwest. The increase for the nine months ended September 30, 2019 is also partially offset by a successful appeal in Northern California in the current year period.

(3)
Payroll costs increased for the three and nine months ended September 30, 2019 over the prior year periods primarily due to increased benefits costs and merit increases in associate compensation, partially offset by decreased bonuses and a reduction in on-site positions.

(4)
Repairs and maintenance increased for the three and nine months ended September 30, 2019 over the prior year periods primarily due to increased turnover costs and the timing of repairs and maintenance projects.

(5)
Utilities represents aggregate utility costs, net of resident reimbursements. The decreases for the three and nine months ended September 30, 2019 from the prior year periods are primarily due to a decrease in electricity costs related to decreased consumption from the Company's solar and lighting sustainability initiatives, increased recoveries for water submetering and a decrease in costs for gas from the receipt of climate credits in Southern California, partially offset by increased trash costs.

(6)
Insurance costs consist of premiums, expected claims activity and associated reductions from receipt of claims recoveries. The increases for the three and nine months ended September 30, 2019 over the prior year periods are primarily due to increased property insurance premiums and deductibles and the timing of claims. Insurance costs can be variable due to the amounts and timing of estimated and actual claim activity and the related recoveries received.

(7)
Marketing costs increased for the three and nine months ended September 30, 2019 over the prior year periods primarily due to increased internet advertising costs in the current year periods, as well as a refund in the prior year periods for third-party call center costs.

Attachment 8
AvalonBay Communities, Inc.
Expensed Community Maintenance Costs and Capitalized Community Expenditures
September 30, 2019
(Dollars in thousands except per home data)
(unaudited)

		YTD 2019 Maintenance Expensed Per Home			Categorization of YTD 2019 Additional Capitalized Value (2)
Current Communities	Apartment Homes (1)	Carpet Replacement	Other Maintenance (3)	Total	Acquisitions, Construction, Redevelopment & Dispositions (4)		NOI Enhancing (5)(6)	Asset Preservation	YTD 2019 Additional Capitalized Value	NOI Enhancing Per Home (6)	Asset Preservation Per Home

Established Communities	59,744	$113	$1,729	$1,842	$—		$28,503	$58,599	$87,102	$477	$981
Other Stabilized Communities	10,172	42	1,752	1,794	270,675	(7)	1,100	2,497	274,272	$108	$245
Redevelopment Communities (8)	4,249	76	1,822	1,898	63,759		—	—	63,759	—	—
Development Communities (8)(9)	7,823	1	314	315	615,387		—	—	615,387	—	—
Dispositions	—	—	—	—	(282,793)		—	—	(282,793)	—	—
Total	81,988	$91	$1,602	$1,693	$667,028		$29,603	$61,096	$757,727	N/A	N/A

(1)	Includes consolidated communities and excludes communities that have been sold or that are classified as held for sale.
(2)
Policy is to capitalize expenditures for the acquisition or development of new assets or expenditures that extend the life of existing assets that will benefit the Company for periods greater than a year.

(3)	Other maintenance includes maintenance, landscaping and redecorating costs, as well as maintenance related payroll expense.
(4)	Includes the write-off of impaired assets and additional capitalized spend related to recognized casualty losses, if applicable.
(5)	Includes $547 in rebates received during the nine months ended September 30, 2019, primarily related to NOI Enhancing Capex incurred during 2018.
(6)
This Attachment excludes capitalized expenditures for the retail component of communities, which the Company classifies as NOI Enhancing. Established Communities and Other Stabilized Communities exclude $1,363 and $306, respectively, related to retail space.

(7)	Represents acquired communities, coupled with commitment close-outs and construction true-ups on recently constructed communities.
(8)	Represents communities that were under construction/reconstruction during the period, including communities where construction/reconstruction has been completed.
(9)	Includes the spend for The Park Loggia development.

Other Capitalized Costs
	Interest	Overhead
Q4 2018	$16,323	$11,917
Q1 2019	$17,589	$11,775
Q2 2019	$17,127	$12,605
Q3 2019	$15,443	$12,538

Attachment 9
AvalonBay Communities, Inc.
Development Communities as of September 30, 2019
(unaudited)

Community Information			Number	Total	Schedule					%	%	%	%
			of	Capital				Full Qtr	Avg Rent	Complete	Leased	Occupied	Economic
			Apt	Cost		Initial		Stabilized	Per				Occ.
Development Name		Location	Homes	(millions)	Start	Occupancy	Complete	Ops	Home	As of October 21, 2019			Q3 '19

	Communities Under Construction:
1.	Avalon Boonton	Boonton, NJ	350	$93	Q3 2016	Q1 2019	Q4 2019	Q2 2020	$2,510	91%	81%	74%	56%
2.	Avalon Belltown Towers (1) (2)	Seattle, WA	274	147	Q4 2016	Q2 2019	Q4 2019	Q2 2020	3,410	85%	40%	30%	31%
3.	Avalon Teaneck	Teaneck, NJ	248	73	Q4 2016	Q2 2019	Q1 2020	Q3 2020	2,540	57%	65%	53%	32%
4.	Avalon North Creek	Bothell, WA	316	84	Q4 2017	Q2 2019	Q1 2020	Q3 2020	1,955	68%	54%	46%	22%
5.	Avalon Saugus (1)	Saugus, MA	280	93	Q2 2018	Q2 2019	Q4 2019	Q3 2020	2,435	74%	59%	50%	30%
6.	Avalon Norwood	Norwood, MA	198	61	Q2 2018	Q3 2019	Q1 2020	Q3 2020	2,440	21%	48%	20%	13%
7.	Avalon Public Market	Emeryville, CA	289	175	Q4 2016	Q3 2019	Q2 2020	Q4 2020	3,510	34%	39%	24%	10%
8.	Avalon Yonkers	Yonkers, NY	590	188	Q4 2017	Q3 2019	Q1 2021	Q2 2021	2,750	17%	16%	12%	3%
9.	AVA Hollywood (1)	Hollywood, CA	695	365	Q4 2016	Q4 2019	Q4 2020	Q2 2021	3,380	—	5%	—	—
10.	Avalon Towson	Towson, MD	371	114	Q4 2017	Q1 2020	Q4 2020	Q2 2021	2,065	—	—	—	—
11.	Avalon Walnut Creek II	Walnut Creek, CA	200	109	Q4 2017	Q1 2020	Q2 2020	Q4 2020	3,465	—	—	—	—
12.	Avalon Doral	Doral, FL	350	113	Q2 2018	Q2 2020	Q1 2021	Q3 2021	2,275	—	—	—	—
13.	Avalon East Harbor	Baltimore, MD	400	139	Q3 2018	Q4 2020	Q3 2021	Q1 2022	2,615	—	—	—	—
14.	Avalon Old Bridge	Old Bridge, NJ	252	66	Q3 2018	Q1 2020	Q4 2020	Q1 2021	2,355	—	—	—	—
15.	Avalon Newcastle Commons II	Newcastle, WA	293	106	Q4 2018	Q3 2020	Q2 2021	Q4 2021	2,460	—	—	—	—
16.	Twinbrook Station	Rockville, MD	238	66	Q4 2018	Q3 2020	Q1 2021	Q3 2021	1,710	—	—	—	—
17.	Avalon Harrison (1)	Harrison, NY	143	76	Q4 2018	Q1 2021	Q1 2022	Q2 2022	3,780	—	—	—	—
18.	Avalon Brea Place	Brea, CA	653	290	Q2 2019	Q1 2021	Q2 2022	Q3 2022	2,785	—	—	—	—
19.	Avalon Foundry Row	Owings Mills, MD	437	100	Q2 2019	Q1 2021	Q1 2022	Q3 2022	1,805	—	—	—	—
20.	Avalon Marlborough II	Marlborough, MA	123	42	Q2 2019	Q2 2020	Q4 2020	Q2 2021	2,465	—	—	—	—
	Communities Under Construction Subtotal / Weighted Average
			6,700	$2,500					$2,640

	Communities Completed this Quarter:
1.	AVA Esterra Park	Redmond, WA	323	$91	Q2 2017	Q4 2018	Q3 2019	Q1 2020	$2,090	100%	94%	93%	75%
	Communities Completed Subtotal / Weighted Average		323	$91					$2,090

	Total/Weighted Average Under Construction and Completed this quarter		7,023	$2,591					$2,615

	Total Weighted Average Projected NOI as a % of Total Capital Cost			5.9%

Asset Cost Basis (millions) (3)(4):
	Total Capital Cost, under construction and completed			$3,372
	Total Capital Cost, disbursed to date			(2,438)
	Total Capital Cost, remaining to invest			$934

(1)	Developments containing at least 10,000 square feet of retail space include Avalon Belltown Towers (11,000 sf), Avalon Saugus (23,000 sf), AVA Hollywood (19,000 sf) and Avalon Harrison (27,000 sf).

(2)	Leased and occupied metrics exclude 20% of the apartment homes, which have been leased on a temporary basis to a third-party hotel operator effective August 2019.

(3)
Includes the communities presented and The Park Loggia, which contains 172 for-sale residential condominiums and 67,000 square feet of retail space, and is expected to be developed for an estimated Total Capital Cost of $626,000,000. The Company intends to proceed with the sale of the residential portion of The Park Loggia as individual condominiums. The Company completed the first residential condominiums and initial retail space in Q2 2019, with full completion expected in Q4 2019.

(4)
Includes the communities presented and two additional communities with 550 apartment homes representing $155 million in Total Capital Costs which have completed construction but not yet achieved Stabilized Operations for the full quarter. Q3 2019 NOI for these communities was $5 million. Additionally, Q3 NOI for the retail portion of The Park Loggia was $1 million.

Attachment 10

AvalonBay Communities, Inc.
Future Development as of September 30, 2019
(unaudited)

DEVELOPMENT RIGHTS

		Estimated	Total Capital
	# of Rights	Number	Cost
		of Homes	(millions)

Development Rights as of 12/31/2018	28	9,769	$4,124

Q1 & Q2 2019
Q1 & Q2 Additions	6	1,472	$440
Q1 & Q2 Construction starts	(3)	(1,213)	(432)
Q1 & Q2 Adjustments to existing Development Rights	(3)	(1,024)	(290)
Development Rights as of 6/30/2019	28	9,004	$3,842

Q3 2019
Q3 2019 Additions	3	991	$333
Q3 2019 Construction starts	—	—	—
Q3 2019 Adjustments to existing Development Rights	—	(1)	42
Development Rights as of 9/30/2019	31	9,994	$4,217

Current Development Rights by Region as of September 30, 2019

New England	6	1,135	$421
Metro NY/NJ	12	5,101	2,105
Mid-Atlantic	—	—	—
Pacific Northwest	2	542	170
Northern California	4	1,253	747
Southern California	3	791	388
Southeast Florida	1	254	99
Denver	3	918	287
	31	9,994	$4,217

Current Development Rights by Classification as of September 30, 2019

Conventional	23	6,604	$2,384
Asset Densification	6	1,890	916
Public-Private Partnership	2	1,500	917
	31	9,994	$4,217

Attachment 11
AvalonBay Communities, Inc.
Unconsolidated Real Estate Investments
September 30, 2019
(Dollars in thousands)
(unaudited)

				Select Operating Information
		Company	Number of	NOI (1)(2)		Disposition Gains and Other Activity (1)(3)		Debt
Unconsolidated Real Estate	Number of	Ownership	Apartment	Q3	YTD	Q3	YTD	Principal	Interest
Investments	Communities	Percentage	Homes	2019	2019	2019	2019	Amount (1)	Rate (4)

NYTA MF Investors LLC	5	20.0%	1,301	$10,502	$28,491	$—	$—	$395,939	3.88%
Archstone Multifamily Partners AC LP (the "U.S. Fund")	5	28.6%	946	5,343	16,004	—	—	201,789	3.08%
Multifamily Partners AC JV LP	2	20.0%	529	3,303	10,031	—	—	111,653	(5) 6.00%
North Point II JV, LP	1	55.0%	265	1,703	4,814	—	—	—	—%
MVP I, LLC	1	25.0%	313	2,837	8,683	—	—	103,000	3.24%
Brandywine Apartments of Maryland, LLC	1	28.7%	305	518	2,255	—	—	21,758	3.40%
Total Unconsolidated Real Estate Investments	15		3,659	$24,206	$70,278	$—	$—	$834,139	3.88%

(1)	NOI, outstanding indebtedness and disposition gains and other activity are presented at 100% ownership.

(2)	NOI excludes property management fees as the Company serves as the property management company for all ventures except Brandywine Apartments of Maryland, LLC.

(3)
Disposition gains and other activity is composed primarily of gains on disposition of unconsolidated real estate investments, of which the Company's portion is included in joint venture income as presented on Attachment 1 - Condensed Consolidated Operating Information. During the nine months ended September 30, 2019, there were no dispositions of unconsolidated real estate investments. The Company's portion of income from disposition gains and other activity for the three and nine months ended September 30, 2018 was $8,636, related to a disposition by the U.S. Fund.

(4)	Represents the weighted average interest rate as of September 30, 2019.

(5)	Borrowing is comprised of loans made by the equity investors in the venture in proportion to their equity interests.

Attachment 12
AvalonBay Communities, Inc.
Debt Structure and Select Debt Metrics
September 30, 2019
(Dollars in thousands)
(unaudited)

DEBT COMPOSITION AND MATURITIES

		Average Interest Rate (1)	Principal Amortization Payments and Maturities (2)
Debt Composition	Amount		Year	Secured notes amortization and maturities	Unsecured notes maturities	Total

Secured notes			2019	$66,861	$—	$66,861
Fixed rate	$546,082	3.8%	2020	127,511	400,000	527,511
Variable rate	476,150	3.2%	2021	37,148	550,000	587,148
Subtotal, secured notes	1,022,232	3.5%	2022	9,918	550,000	559,918
			2023	10,739	600,000	610,739
Unsecured notes			2024	11,577	450,000	461,577
Fixed rate	5,850,000	3.7%	2025	12,508	825,000	837,508
Variable rate	550,000	3.0%	2026	13,545	775,000	788,545
Subtotal, unsecured notes	6,400,000	3.6%	2027	200,080	400,000	600,080
			2028	20,607	450,000	470,607
Variable rate facility (3)	—	—	Thereafter	511,738	1,400,000	1,911,738
Total Debt	$7,422,232	3.6%		$1,022,232	$6,400,000	$7,422,232

SELECT DEBT METRICS

Net Debt-to-Core EBITDAre (4)	4.7x	Interest Coverage (4)	7.4x	Unencumbered NOI (4)	93%	Weighted avg years to maturity of total debt (2)	9.1

DEBT COVENANT COMPLIANCE

Unsecured Line of Credit Covenants	September 30, 2019	Requirement

Total Outstanding Indebtedness to Capitalization Value (5)	26.7%	<	65%
Combined EBITDA to Combined Debt Service	6.27x	>	1.50x
Unsecured Indebtedness to Unencumbered Asset Value	22.2%	<	65%
Secured Indebtedness to Capitalization Value (5)	3.5%	<	40%

Unsecured Senior Notes Covenants (6)	September 30, 2019	Requirement

Total Outstanding Indebtedness to Total Assets (7)	31.9%	<	65%
Secured Indebtedness to Total Assets (7)	4.3%	<	40%
Unencumbered Assets to Unsecured Indebtedness	333.8%	>	150%
Consolidated Income Available for Debt Service to the Annual Service Charge	6.94x	>	1.50x

(1)
Rates are as of September 30, 2019 and, for secured and unsecured notes, include costs of financing such as credit enhancement fees, trustees' fees, the impact of interest rate hedges and mark-to-market adjustments.

(2)	Excludes the Company's unsecured credit facility and any associated issuance discount, mark-to-market discounts and deferred financing costs if applicable.

(3)	Represents amounts outstanding at September 30, 2019 under the Company's $1.75 billion unsecured credit facility.

(4)	See Attachment 13 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(5)
Capitalization Value represents the Company’s Combined EBITDA for operating communities that the Company has owned for at least 12 months as of September 30, 2019, capitalized at a rate of 6% per annum, plus the book value of Development Communities and real estate communities acquired. For discussion of other defined terms, see "Debt Covenant Compliance" in Attachment 13 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(6)
The information about the Company’s unsecured senior notes covenants shows compliance with selected covenants under the Company’s 1998 Indenture, under which debt securities are outstanding with maturity dates through 2047, subject to prepayment or redemption at the Company’s election. See “Debt Covenant Compliance” in Attachment 13 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms. Different covenants apply to debt securities outstanding under the Company’s 2018 Indenture.

(7)
Total Assets represents the sum of the Company's undepreciated real estate assets and other assets, excluding accounts receivable. See "Debt Covenant Compliance" in Attachment 13 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

Attachment 13

AvalonBay Communities, Inc.
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms
September 30, 2019
(unaudited)

This release, including its attachments, contains certain non-GAAP financial measures and other terms. The definitions and calculations of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. The non-GAAP financial measures referred to below should not be considered an alternative to net income as an indication of our performance. In addition, these non-GAAP financial measures do not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered as an alternative measure of liquidity or as indicative of cash available to fund cash needs.

Asset Preservation Capex represents capital expenditures that the Company does not expect will directly result in increased revenue or expense savings.

Average Rent per Home, as calculated for certain Development Communities in lease-up, reflects management’s projected stabilized rents net of estimated stabilized concessions, including estimated stabilized other rental revenue and excluding projected commercial revenue. Projected stabilized rents are based on one or more of the following: (i) actual average leased rents on apartments leased through quarter end, (ii) projected rollover rents on apartments leased through quarter end where the lease term expires within the first twelve months of Stabilized Operations and (iii) Market Rents on unleased homes.

Average Rental Rates are calculated by the Company as rental revenue in accordance with GAAP, divided by the weighted average number of occupied apartment homes.

Business Segment Operating Results included in this release presents the Company’s business segment financial information for all reporting periods on a comparable basis, with the charge for uncollectible lease revenue included as an adjustment to revenue. Historically for periods prior to January 1, 2019, the Company presented charges related to uncollectible lease revenue in operating expenses. With the Company’s adoption of ASU 2016-02, Leases, the Company is presenting such charges as an adjustment to revenue in its consolidated GAAP financial statements on a prospective basis, beginning January 1, 2019. However, for reported segment financial information, including for Established Communities, the Company has also included such charges as an adjustment to revenue for all prior year periods presented in order to provide comparability.

Established Communities

A reconciliation of total revenue, rental revenue and operating expenses for Established Communities, as presented in this release, to results prior to the adjustment for uncollectible lease revenue is as follows (dollars in thousands):

TABLE 1
	Q3 2019	Q3 2018	Q3 2019 to Q3 2018 % Change	Q2 2019	Q3 2019 to Q2 2019 % Change	YTD 2019	YTD 2018	YTD 2019 to YTD 2018 % Change
Total revenue, excluding uncollectible lease revenue	$463,482	$451,296	2.7%	$459,453	0.9%	$1,376,184	$1,336,030	3.0%
Uncollectible lease revenue	(2,249)	(2,244)	0.2%	(2,498)	(10.0)%	(6,658)	(8,206)	(18.9)%
Total revenue, including uncollectible lease revenue	461,233	449,052	2.7%	456,955	0.9%	1,369,526	1,327,824	3.1%

Rental revenue, excluding uncollectible lease revenue	463,098	451,086	2.7%	458,846	0.9%	1,374,728	1,335,378	2.9%
Uncollectible lease revenue	(2,249)	(2,244)	0.2%	(2,498)	(10.0)%	(6,658)	(8,206)	(18.9)%
Rental revenue, including uncollectible lease revenue	460,849	448,842	2.7%	456,348	1.0%	1,368,070	1,327,172	3.1%

Operating expenses, excluding uncollectible lease revenue	134,208	128,830	4.2%	130,688	2.7%	390,884	380,171	2.8%
Uncollectible lease revenue	2,249	2,244	0.2%	2,498	(10.0)%	6,658	8,206	(18.9)%
Operating expenses, including uncollectible lease revenue	$136,457	$131,074	4.1%	$133,186	2.5%	$397,542	$388,377	2.4%

Attachment 13

Other Reported Operating Results

A reconciliation of rental revenue and operating expenses, for results for periods presented in this release prior to the adjustment for uncollectible lease revenue, is as follows (dollars in thousands):

TABLE 2
	Q4 2018
	Established	Other Stabilized	Redevelopment	Development
Rental revenue, excluding uncollectible lease revenue	$452,361	$67,772	$32,086	$2,282
Uncollectible lease revenue	(2,012)	(746)	(147)	(5)
Rental revenue, including uncollectible lease revenue	450,349	67,026	31,939	2,277

Operating expenses, excluding uncollectible lease revenue	124,523	21,612	9,738	1,165
Uncollectible lease revenue	2,012	746	147	5
Operating expenses, including uncollectible lease revenue	$126,535	$22,358	$9,885	$1,170

Debt Covenant Compliance ratios for the Unsecured Line of Credit Covenants show the Company's compliance with selected covenants provided in the Company’s Fifth Amended and Restated Revolving Loan Agreement dated as of February 28, 2019 and the Company’s Amended and Restated Term Loan Agreement dated February 28, 2019, which have been filed as exhibits to the Company’s SEC reports. The ratios for the Unsecured Senior Notes Covenants show the Company's compliance with selected covenants provided in the Company’s Indenture dated as of January 16, 1998, as supplemented by the First Supplemental Indenture dated as of January 20, 1998, Second Supplemental Indenture dated as of July 7, 1998, Amended and Restated Third Supplemental Indenture dated as of July 20, 2000, Fourth Supplemental Indenture dated as of September 18, 2006 and Fifth Supplemental Indenture dated as of November 21, 2014 (collectively, the “1998 Indenture"), which have been filed as exhibits to the Company’s SEC reports. Different covenants apply to debt securities outstanding under the Company’s Indenture dated as of February 23, 2018, as supplemented by the First Supplemental Indenture dated as of March 26, 2018 and the Second Supplemental Indenture dated as of May 29, 2018 (collectively, the “2018 Indenture”), which have been filed as exhibits to the Company's SEC reports.

The Debt Covenant Compliance ratios are provided only to show the Company’s compliance with certain covenants contained in the Indenture governing its unsecured debt securities and in the Company’s Credit Facility and Term Loans, as of the date reported. These ratios should not be used for any other purpose, including without limitation to evaluate the Company’s financial condition or results of operations, nor do they indicate the Company’s covenant compliance as of any other date or for any other period. The capitalized terms in the disclosure are defined in the Indenture or the Credit Facility and the Term Loans, and may differ materially from similar terms (a) used elsewhere in this release and the Attachments and (b) used by other companies that present information about their covenant compliance. For risks related to failure to comply with these covenants, see “Risk Factors – Risks related to indebtedness” and other risks discussed in the Company’s 2018 Annual Report on Form 10-K and the Company’s other reports filed with the SEC.

Development Communities are communities that are either currently under construction, or were under construction and were completed during the current year. These communities may be partially or fully complete and operating.

Attachment 13

Development Rights are development opportunities in the early phase of the development process for which the Company either has an option to acquire land or enter into a leasehold interest, for which the Company is the buyer under a long-term conditional contract to purchase land, where the Company controls the land through a ground lease or owns land to develop a new community, or where the Company is the designated developer in a public-private partnership. The Company capitalizes related pre-development costs incurred in pursuit of new developments for which the Company currently believes future development is probable.

•
Asset Densification Development Rights are when the Company develops additional apartment homes at existing stabilized operating communities the Company owns, and will be constructed on land currently associated with those operating communities.

•
Conventional Development Rights are when the Company either has an option to acquire the land or enter into a leasehold interest, for which the Company is the buyer under a long-term conditional contract to purchase land, where the Company controls the land through a ground lease or owns the land to develop a new community.

•
Public-Private Partnership Development Rights are when the Company has (i) an option to acquire the land, (ii) an option to enter into a leasehold interest or (iii) entered into a long-term conditional contract to purchase the land, where the Company is the designated developer in a public-private partnership with a local government entity.

Economic Occupancy (“Ec Occ”) is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue (also known as “gross potential”) is determined by valuing occupied units at contract rates and vacant units at Market Rents. Vacancy loss is determined by valuing vacant units at current Market Rents. By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

Economic Gain is calculated by the Company as the gain on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting. Management generally considers Economic Gain to be an appropriate supplemental measure to gain on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community. The Economic Gain for disposed communities is based on their respective final settlement statements. A reconciliation of the aggregate Economic Gain to the aggregate gain on sale in accordance with GAAP for the wholly-owned operating communities disposed of during the three and nine months ended September 30, 2019 is as follows (dollars in thousands):

TABLE 3
	Q3	YTD
	2019	2019
GAAP Gain	$130,399	$167,385

Accumulated Depreciation and Other	(71,242)	(95,233)

Economic Gain	$59,157	$72,152

Established Communities are consolidated communities in the markets where the Company has a significant presence (New England, New York/New Jersey, Mid-Atlantic, Pacific Northwest, and Northern and Southern California) and where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the respective prior year period. Therefore, for 2019 operating results, Established Communities are consolidated communities that have Stabilized Operations as of January 1, 2018, are not conducting or are not probable to conduct substantial redevelopment activities and are not held for sale or probable for disposition within the current year.

Attachment 13

EBITDA, EBITDAre and Core EBITDAre are considered by management to be supplemental measures of our financial performance. EBITDA is defined by the Company as net income or loss attributable to the Company before interest income and expense, income taxes, depreciation and amortization. EBITDAre is calculated by the Company in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), as EBITDA plus or minus losses and gains on the disposition of depreciated property, plus impairment write-downs of depreciated property, with adjustments to reflect the Company's share of EBITDAre of unconsolidated entities. Core EBITDAre is the Company’s EBITDAre as adjusted for non-core items outlined in the table below. By further adjusting for items that are not considered part of the Company’s core business operations, Core EBITDAre can help one compare the core operating and financial performance of the Company between periods.  A reconciliation of EBITDA, EBITDAre and Core EBITDAre to net income is as follows (dollars in thousands):

TABLE 4
Q3
2019
Net income	$279,709
Interest expense, net, inclusive of loss on extinguishment of debt, net	51,586
Income tax expense	11,184
Depreciation expense	165,463
EBITDA	$507,942

Gain on sale of communities	(130,484)
Joint venture EBITDAre adjustments (1)	3,916
EBITDAre	$381,374

Gain on other real estate transactions	(73)
Lost NOI from casualty losses covered by business interruption insurance	410
Business interruption insurance proceeds	(307)
Severance related costs	895
Development pursuit write-offs and expensed transaction costs, net	85
For-sale condominium marketing and administrative costs	1,108
Legal settlements	(3,093)
Core EBITDAre	$380,399

(1) Includes joint venture interest, taxes, depreciation, gain on dispositions of depreciated real estate and impairment losses, if applicable, included in net income.

FFO and Core FFO are considered by management to be supplemental measures of our operating and financial performance. FFO is calculated by the Company in accordance with the definition adopted by NAREIT. FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, cumulative effect of a change in accounting principle, impairment write-downs of depreciable real estate assets, write-downs of investments in affiliates which are driven by a decrease in the value of depreciable real estate assets held by the affiliate and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures. By excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating and financial performance of a company’s real estate between periods or as compared to different companies. Core FFO is the Company's FFO as adjusted for non-core items outlined in the table below. By further adjusting for items that are not considered part of our core business operations, Core FFO can help one compare the core operating and financial performance of the Company between periods. A reconciliation of Net income attributable to common stockholders to FFO and to Core FFO is as follows (dollars in thousands):

Attachment 13

TABLE 5
	Q3	Q3	YTD	YTD
	2019	2018	2019	2018
Net income attributable to common stockholders	$279,677	$192,486	$618,324	$588,791
Depreciation - real estate assets, including joint venture adjustments	165,673	156,204	495,249	470,976
Distributions to noncontrolling interests	11	11	34	33
Gain on sale of unconsolidated entities holding previously depreciated real estate	—	(8,636)	—	(8,636)
Gain on sale of previously depreciated real estate	(130,484)	(27,243)	(165,849)	(132,444)
FFO attributable to common stockholders	314,877	312,822	947,758	918,720

Adjusting items:
Joint venture losses (1)	—	307	—	314
Joint venture promote (2)	—	—	—	(925)
Casualty gain, net on real estate (3)	—	(554)	—	(612)
Business interruption insurance proceeds	(307)	—	(914)	—
Lost NOI from casualty losses covered by business interruption insurance (4)	410	—	410	1,730
Loss on extinguishment of consolidated debt	93	1,678	602	2,717
Advocacy contributions	—	843	—	1,449
Severance related costs	895	80	2,267	582
Development pursuit write-offs and expensed transaction costs, net	85	(309)	1,689	261
For-sale condominium marketing and administrative costs	1,108	339	2,526	497
For-sale condominium imputed carry cost (5)	1,724	—	2,230	—
Gain on other real estate transactions	(73)	(12)	(374)	(335)
Legal settlements (6)	(3,093)	—	(4,071)	367
Income tax expense (7)	11,184	—	11,178	—
Core FFO attributable to common stockholders	$326,903	$315,194	$963,301	$924,765

Average shares outstanding - diluted	139,852,674	138,323,064	139,438,064	138,230,724

Earnings per share - diluted	$2.00	$1.39	$4.43	$4.26
FFO per common share - diluted	$2.25	$2.26	$6.80	$6.65
Core FFO per common share - diluted	$2.34	$2.28	$6.91	$6.69

(1) Amounts for 2018 are primarily composed of (i) the Company's portion of yield maintenance charges incurred for the early repayment of debt associated with joint venture disposition activity and (ii) the write-off of asset management fee intangibles associated with the disposition of a community in the U.S. Fund.

(2) Represents the Company's promoted interest in AvalonBay Value Added Fund II, L.P.
(3) Amounts for 2018 consist primarily of legal settlement proceeds for construction defects at a community acquired as part of the Archstone acquisition.
(4) Amount for YTD 2018 is for the Maplewood casualty loss, which occurred in Q1 2017, and for which the Company recognized $3,495 in business interruption insurance proceeds in Q3 2017.
(5) Represents the imputed carry cost of the for-sale residential condominiums at The Park Loggia. The Company computes this adjustment by multiplying the Total Capital Cost of completed and unsold for-sale residential condominiums by the Company's weighted average unsecured debt rate.

(6) Amounts for 2019 include $3,126 in legal settlement proceeds related to a former Development Right.
(7) Amounts for 2019 consist of $6,645 related to GAAP to tax basis differences at The Park Loggia development and $4,539 related to the other activity the Company undertook through taxable REIT subsidiaries ("TRS"), including the disposition of two wholly-owned operating communities and expense for deferred tax obligations related to the Company's sustainability initiatives.

Attachment 13

Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $300 - $500 per apartment home, divided by the gross sales price for the community.  Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation and amortization. For this purpose, management’s projection of operating expenses for the community includes a management fee of 2.5% - 3.5%. The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property.  Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels.  The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.

Interest Coverage is calculated by the Company as Core EBITDAre, divided by the sum of interest expense, net, and preferred dividends, if applicable. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies. A calculation of Interest Coverage for the three months ended September 30, 2019 is as follows (dollars in thousands):

TABLE 6

Core EBITDAre	$380,399

Interest expense, net	$51,493

Interest Coverage	7.4 times

Like-Term Effective Rent Change represents the percentage change in effective rent between two leases of the same lease term category for the same apartment. The Company defines effective rent as the contractual rent for an apartment less amortized concessions and discounts. Average Like-Term Effective Rent Change is weighted based on the number of leases meeting the criteria for new move-in and renewal like-term effective rent change. New move-in like-term effective rent change is the change in effective rent between the contractual rent for a resident who moves out of an apartment, and the contractual rent for a resident who moves into the same apartment with the same lease term category. Renewal like-term effective rent change is the change in effective rent between two consecutive leases of the same lease term category for the same resident occupying the same apartment.

Market Rents as reported by the Company are based on the current market rates set by the Company based on its experience in renting apartments and publicly available market data. Trends in market rents for a region as reported by others could vary. Market Rents for a period are based on the average Market Rents during that period and do not reflect any impact for cash concessions.

Attachment 13

Net Debt-to-Core EBITDAre is calculated by the Company as total debt (secured and unsecured notes and the Company's variable rate unsecured credit facility) that is consolidated for financial reporting purposes, less consolidated cash and cash in escrow, divided by annualized third quarter 2019 Core EBITDAre, as adjusted. A calculation of Net Debt-to-Core EBITDAre is as follows (dollars in thousands):

TABLE 7

Total debt principal (1)	$7,422,232
Cash and cash in escrow	(334,754)
Net debt	$7,087,478

Core EBITDAre	$380,399

Core EBITDAre, annualized	$1,521,596

Net Debt-to-Core EBITDAre	4.7 times

(1) Balance at September 30, 2019 excludes $8,977 of debt discount and $34,133 of deferred financing costs as reflected in unsecured notes, net, and $14,501 of debt discount and $3,342 of deferred financing costs as reflected in notes payable on the Condensed Consolidated Balance Sheets.

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excluding corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, expensed transaction, development and other pursuit costs, net of recoveries, interest expense, net, loss (gain) on extinguishment of debt, net, general and administrative expense, joint venture (income) loss, depreciation expense, corporate income tax expense, casualty and impairment loss (gain), net, gain on sale of communities, (gain) loss on other real estate transactions, for-sale condominium marketing and administrative costs and net operating income from real estate assets sold or held for sale. The Company considers NOI to be an important and appropriate supplemental performance measure to Net Income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of any corporate-level property management overhead or financing-related costs. NOI reflects the operating performance of a community, and allows for an easier comparison of the operating performance of individual assets or groups of assets. In addition, because prospective buyers of real estate have different financing and overhead structures, with varying marginal impact to overhead as a result of acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

A reconciliation of NOI to Net Income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

Attachment 13

TABLE 8
	Q3	Q3	Q2	Q1	YTD	YTD
	2019	2018	2019	2019	2019	2018
Net income	$279,709	$192,407	$168,305	$170,418	$618,432	$588,540
Indirect operating expenses, net of corporate income	20,195	19,742	23,018	19,722	62,935	58,377
Expensed transaction, development and other pursuit costs, net of recoveries	175	523	1,766	622	2,562	2,212
Interest expense, net	51,493	54,097	50,010	47,892	149,395	165,795
Loss on extinguishment of debt, net	93	1,678	229	280	602	2,717
General and administrative expense	12,769	14,744	18,965	13,706	45,440	44,384
Joint venture (income) loss	(1,643)	(10,031)	(197)	1,060	(780)	(12,560)
Depreciation expense	165,463	156,538	162,693	162,057	490,213	472,282
Income tax expense	11,184	29	—	(6)	11,178	87
Casualty and impairment loss (gain), net	—	(554)	—	—	—	(612)
Gain on sale of communities	(130,484)	(27,243)	(20,530)	(14,835)	(165,849)	(132,444)
Gain on other real estate transactions	(73)	(12)	(34)	(267)	(374)	(335)
For-sale condominium marketing and administrative costs	1,108	339	945	473	2,526	497
NOI from real estate assets sold or held for sale	(880)	(17,876)	(3,275)	(4,446)	(8,600)	(61,623)
NOI	$409,109	$384,381	$401,895	$396,676	$1,207,680	$1,127,317

Established:
New England	$42,651	$41,591	$41,400	$41,311	$125,362	$121,028
Metro NY/NJ	72,476	72,131	73,212	71,843	217,531	211,560
Mid-Atlantic	51,474	50,067	51,073	51,052	153,599	148,838
Pacific NW	20,683	19,679	20,605	20,210	61,498	57,445
No. California	68,000	66,362	67,384	68,239	203,623	197,308
So. California	71,741	70,392	72,593	72,695	217,029	211,474
Total Established	327,025	320,222	326,267	325,350	978,642	947,653
Other Stabilized	51,187	41,537	49,540	47,843	148,570	114,171
Redevelopment	23,106	22,256	22,587	22,040	67,733	65,653
Development	7,791	366	3,501	1,443	12,735	(160)
NOI	$409,109	$384,381	$401,895	$396,676	$1,207,680	$1,127,317

NOI as reported by the Company does not include the operating results from assets sold or classified as held for sale. A reconciliation of NOI from communities sold or classified as held for sale is as follows (dollars in thousands):

TABLE 9
	Q3	Q3	YTD	YTD
	2019	2018	2019	2018

Revenue from real estate assets sold or held for sale	$1,972	$28,135	$15,837	$96,517
Operating expenses from real estate assets sold or held for sale	(1,092)	(10,259)	(7,237)	(34,894)
NOI from real estate assets sold or held for sale	$880	$17,876	$8,600	$61,623

Attachment 13

NOI Enhancing Capex represents capital expenditures that the Company expects will directly result in increased revenue or expense savings, and excludes any capital expenditures for Redevelopment Communities.

Other Stabilized Communities are completed consolidated communities that the Company owns, which have Stabilized Operations as of January 1, 2019, or which we acquired during the year ended September 30, 2019. Other Stabilized Communities includes stabilized operating communities in the Company's expansion markets of Denver, Colorado, and Southeast Florida, but excludes communities that are conducting or are probable to conduct substantial redevelopment activities.

Projected NOI, as used within this release for certain Development Communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses. For Development Communities, Projected NOI is calculated based on the first twelve months of Stabilized Operations following the completion of construction. In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation. Projected stabilized rental revenue represents management’s estimate of projected gross potential minus projected stabilized economic vacancy and adjusted for projected stabilized concessions plus projected stabilized other rental revenue. Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. In addition, projected stabilized operating expenses for Development Communities do not include property management fee expense. Projected gross potential for Development Communities and dispositions is generally based on leased rents for occupied homes and management’s best estimate of rental levels for homes which are currently unleased, as well as those homes which will become available for lease during the twelve month forward period used to develop Projected NOI. The weighted average Projected NOI as a percentage of Total Capital Cost ("Weighted Average Initial Projected Stabilized Yield") is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

Management believes that Projected NOI of the Development Communities, on an aggregated weighted average basis, assists investors in understanding management's estimate of the likely impact on operations of the Development Communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense). However, in this release the Company has not given a projection of NOI on a company-wide basis. Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful. Projected NOI of these communities is not a projection of the Company's overall financial performance or cash flow. There can be no assurance that the communities under development will achieve the Projected NOI as described in this release.

Redevelopment Communities are consolidated communities where substantial redevelopment is in progress or is probable to begin during the current year. Redevelopment is considered substantial when capital invested during the reconstruction effort is expected to exceed the lesser of $5,000,000 or 10% of the community’s pre-redevelopment basis and is expected to have a material impact on the operations of the community, including occupancy levels and future rental rates.

Redevelopment Communities include five communities containing 1,818 apartment homes that are currently under active redevelopment as of September 30, 2019, with an expected Total Capital Cost of $95,000,000, of which $18,000,000 is remaining to invest.

Attachment 13

Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP-based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, Rental Revenue with Concessions on a Cash Basis allows an investor to understand the historical trend in cash concessions.

A reconciliation of rental revenue from Established Communities in conformity with GAAP to Rental Revenue with Concessions on a Cash Basis is as follows (dollars in thousands):

TABLE 10
	Q3	Q3	YTD	YTD
	2019	2018	2019	2018
Rental revenue (GAAP basis)	$460,849	$448,842	$1,368,070	$1,327,172
Concessions amortized	228	629	616	3,411
Concessions granted	(361)	(107)	(756)	(901)

Rental Revenue with Concessions
on a Cash Basis	$460,716	$449,364	$1,367,930	$1,329,682

% change -- GAAP revenue		2.7%		3.1%

% change -- cash revenue		2.5%		2.9%

Stabilized Operations/Restabilized Operations is defined as the earlier of (i) attainment of 95% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development or Redevelopment Community, or Development Right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, offset by proceeds from the sale of any associated land or improvements, all as determined in accordance with GAAP. Total Capital Cost also includes costs incurred related to first generation retail tenants, such as tenant improvements and leasing commissions. For Redevelopment Communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated. With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management. Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount. For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by outstanding secured notes payable as of September 30, 2019 as a percentage of total NOI generated by real estate assets. The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company. Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the nine months ended September 30, 2019 is as follows (dollars in thousands):

Attachment 13

TABLE 11
Year to Date
NOI
NOI for Established Communities	$978,642
NOI for Other Stabilized Communities	148,570
NOI for Redevelopment Communities	67,733
NOI for Development Communities	12,735
NOI from real estate assets sold or held for sale	8,600
Total NOI generated by real estate assets	1,216,280
NOI on encumbered assets	83,038
NOI on unencumbered assets	$1,133,242

Unencumbered NOI	93%

Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company.  Each of the items (i), (ii), (iii) and (iv) is calculated in accordance with GAAP.

The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses. Therefore, Unleveraged IRR is not a substitute for Net Income as a measure of our performance.  Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of a community, before the impact of indirect expenses and Company overhead.  The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities. The weighted average Unleveraged IRR for sold communities is weighted based on all cash flows over the investment period for each respective community, including net sales proceeds.